                  SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP
                               919 Third Avenue
                        New York, New York 10022-9998


                                                  June 25, 1998


Prudential Municipal Bond Fund
100 Mulberry Street
Newark, NJ 07102-4077

     Re:  The Prudential Municipal Bond Fund
          ----------------------------------

Dear Sirs:

     The Prudential Municipal Bond Fund (the "Fund") proposes to continue issuing and selling an indefinite number of shares of beneficial interest, par value $.01 per share (the "Shares"), in the manner and on terms set forth in its Registration Statement on Form N-1A filed with the Securities and Exchange Commission (File No. 33-10649) (the "Registration Statement").

     We have examined copies, either certified or otherwise proved to our satisfaction to be genuine, of the Fund's Declaration of Trust and By-Laws, as currently in effect, a certificate of good standing issued by the Secretary of the Commonwealth of Massachusetts and other documents relating to its organization and operation. We have also reviewed the current version of the Registration Statement.

     Based upon the foregoing, it is our opinion that:

          1. The Fund has been duly organized and is validly existing under the laws of the Commonwealth of Massachusetts.

          2. The Fund is authorized to issue an unlimited number of its Shares.

          3. Subject to the effectiveness of the above-mentioned Registration Statement and compliance with applicable state securities laws, upon the issuance of the Shares for a consideration not less than the par value thereof, and not less than the net asset value thereof as required by the Investment Company Act of 1940 and in accordance with the terms of the Registration Statement, such Shares will be legally issued and outstanding and fully paid and non-assessable. However, we note that, as set forth in the Registration Statement, shareholders of the Fund might, under certain circumstances, be liable for transactions effected by the Fund.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as a part of the above-mentioned Registration Statement and with any state securities commission where such filing is required. We also consent to the reference of our firm as counsel in the prospectus filed as a part thereof. In giving this consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

     We are members of the Bar of the State of New York and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of New York. We note that we are not licensed to practice law in the Commonwealth of Massachusetts, and to the extent that any opinion expressed herein involves the law of Massachusetts, such opinion should be understood to be based solely upon our review of the good standing certificate referred to above, the published statutes of that Commonwealth and, where applicable, published cases, rules or regulations of regulatory bodies of that State.

                                  Very truly yours,

                                  /s/ Shereff, Friedman, Hoffman & Goodman, LLP

                                  SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP





SFHG:MKN:JLS:MGM